 As filed with the Securities and Exchange Commission on May 20, 2024

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 ____________________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COPT DEFENSE PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	23-2947217
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland	21046
(Address of Principal Executive Offices)	(Zip Code)

COPT Defense Properties 2017 Omnibus Equity and Incentive Plan
(Full title of the plan)

Stephen E. Budorick
President and Chief Executive Officer
COPT DEFENSE PROPERTIES
6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046
(Name and address of agent for service)

(443) 285-5400
(Telephone number, including area code, of agent for service)

Copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, PA 19103-3007 (215) 963-5000	David L. Finch, Esquire Vice President + General Counsel COPT Defense Properties 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046 (443) 285-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 3,500,000 common shares of beneficial interest, $0.01 par value (the “Common Shares”), of COPT Defense Properties (the “Registrant” or “COPT Defense”) for issuance under the Registrant’s 2017 Omnibus Equity and Incentive Plan. The contents of the prior Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 16, 2017 (Registration No. 333-218035), relating to the 2017 Omnibus Equity and Incentive Plan, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024;
2.The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 28, 2024, that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023;
3.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 1, 2024;
4.The Registrant’s Current Report on Form 8-K filed with the Commission on May 14, 2024; and
5.The description of the Common Shares contained in Exhibit 4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Maryland. The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

The Declaration of Trust authorizes COPT Defense, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of COPT Defense or (b) any individual who, while a Trustee of COPT Defense and at the request of COPT Defense, serves or has served as a director, officer, partner, trustee employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT Defense, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of COPT Defense and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of COPT Defense and at the request of COPT Defense, serves or has served as a Trustee, director, officer, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Declaration of Trust and the Bylaws also permit COPT Defense, with the approval of its Board of Trustees, to provide indemnification to any person who served a predecessor of COPT Defense in any of the capacities described above and to any employee or agent of COPT Defense or a predecessor of COPT Defense.
The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as permitted by the Maryland General Corporation Law (“MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. The MGCL permits a corporation to indemnify or advance reasonable expenses to a director or officer in a proceeding by that director or officer against the corporation only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification or advancement. In addition, reasonable expenses may be advanced upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.
The Maryland REIT Law may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
4.1
COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (filed as Annex B to the Registrant’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the Commission on March 27, 2017, and incorporated herein by reference).

4.2
First Amendment to the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (filed with the Registrant’s Current Report on Form 8-K dated December 6, 2018 and incorporated herein by reference).

4.3	Second Amendment to the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (filed with the Registrant’s Current Report on Form 8-K dated May 14, 2024 and incorporated herein by reference).

4.4*	Third Amendment to the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan.

5.1*	Opinion of Saul Ewing LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Saul Ewing LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

107*	Filing Fee Table.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on May 20, 2024.

COPT DEFENSE PROPERTIES

Date:	May 20, 2024	By:	/s/ Stephen E. Budorick
Stephen E. Budorick
President and Chief Executive Officer and Trustee

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Stephen E. Budorick, President and Chief Executive Officer and Trustee of the Registrant, and Anthony Mifsud, Executive Vice President and Chief Financial Officer of the Registrant, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Stephen E. Budorick	President and Chief Executive Officer and Trustee	May 20, 2024
(Stephen E. Budorick)	(Principal Executive Officer)
/s/ Anthony Mifsud	Executive Vice President and Chief Financial	May 20, 2024
(Anthony Mifsud)	Officer (Principal Financial Officer)
/s/ Matthew T. Myers	Senior Vice President, Chief Accounting Officer	May 20, 2024
(Matthew T. Myers)	and Controller (Principal Accounting Officer)
/s/ Robert L. Denton, Sr.	Chairman of the Board and Trustee	May 20, 2024
(Robert L. Denton, Sr.)
/s/ Thomas F. Brady	Trustee	May 20, 2024
(Thomas F. Brady)
/s/ Philip L. Hawkins	Trustee	May 20, 2024
(Philip L. Hawkins)
/s/ Letitia A. Long	Trustee	May 20, 2024
(Letitia A. Long)
/s/ Essye B. Miller	Trustee	May 20, 2024
(Essye B. Miller)
/s/ Raymond L. Owens	Trustee	May 20, 2024
(Raymond L. Owens)
/s/ C. Taylor Pickett	Trustee	May 20, 2024
(C. Taylor Pickett)
/s/ Lisa G. Trimberger	Trustee	May 20, 2024
(Lisa G. Trimberger)